UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 29, 2011

Heron Lake BioEnergy, LLC

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-51825	41-2002393
(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue Heron Lake, MN	56137-1375
(Address Of Principal Executive Offices)	(Zip Code)

(507) 793-0077

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 8 are not applicable and therefore omitted.

ITEM 1.02                                         TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On July 29, 2011, Heron Lake BioEnergy, LLC (the “Company”) entered into a termination agreement (“Termination Agreement”) with C&N Ethanol Marketing Corporation (“C&N”) to terminate the Ethanol Purchase and Marketing Agreement (“Marketing Agreement”) between the two companies, with an effective termination date of August 31, 2011.

Under the Marketing Agreement, C&N purchased, marketed and re-sold all of the ethanol produced at the Company’s ethanol production facility since September 30, 2009.  The original term of the Marketing Agreement was scheduled for three years, with automatic renewal for subsequent one-year terms unless either party terminated the Marketing Agreement 60 days before the end of the term.  Under the Marketing Agreement, C&N paid the Company the gross sales price to the customer less expenses and a 1% marketing fee after expenses.  The Marketing Agreement also contained provisions addressing other matters, including payment, forecasting, quality of product, transfer of title and auditing of records.

The foregoing description of the Marketing Agreement does not purport to be complete and is qualified in its entirety by reference to the Marketing Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated September 2, 2009.

Over the past several months, the Company undertook a review of its ethanol marketing agreement as part of the Company’s performance improvement plan developed as part of the management review required by AgStar Financial Services, PCA (“AgStar”) in connection with the First Amendment to Forbearance Agreement entered into with AgStar on December 30, 2010, as well as in light of the additional equity investment required by AgStar under the Amended Forbearance Agreement.  Following that review, the Company and C&N mutually agreed to terminate the Marketing Agreement effective August 31, 2011.  The Company currently is engaged in discussions and negotiations with a replacement ethanol marketer to market the Company’s ethanol production after August 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERON LAKE BIOENERGY, LLC

		By:	/s/ Lucas G. Schneider
Lucas G. Schneider
Chief Financial Officer
Date:	August 4, 2011